UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Staffing 360 Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

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March 18, 2021

Dear Fellow Stockholder:

We have previously mailed you proxy materials for the Staffing 360 Solutions, Inc. Special Meeting of Stockholders to be held on Monday, April 5, 2021 in order to approve an increase in the number of shares of our authorized common stock from 40 million to 100 million.

According to our latest records, we have not yet received your vote. The Special Meeting is now only a short time away and your vote is important.

In the event that your proxy materials have been misplaced, we are enclosing for your use a duplicate Voting Instruction Form and return envelope.

Please vote your shares via the internet or by telephone following the instructions on the enclosed Voting Instruction Form or complete, sign, date and mail your Voting Instruction Form today in order to make sure that your shares will be voted at the meeting in accordance with your desires.

If you hold your shares in the name of a brokerage firm, please be aware that due to internal policies at several large brokerage firms, your broker may not be able to vote your shares on the increase in authorized common stock unless your broker receives your specific voting instructions.

Your Board of Directors recommends that you vote:

●	FOR Proposal 1, to increase the number of authorized shares of common stock from 40 million to 100 million.

Please follow the telephone or internet voting instructions on your Voting Instruction Form or complete, sign, date and mail the enclosed Voting Instruction Form and vote your shares today. In the event that two Voting Instruction Forms are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior votes.

Please refer to the proxy statement previously mailed to you for more detailed information with respect to Proposal 1. The proxy statement is also available at www.proxyvote.com.

Thank you for voting and for your continued support.

Sincerely,

/s/ Brendan Flood
Brendan Flood
Chairman and Chief Executive Officer